THE TIREX CORPORATION


                              EMPLOYMENT AGREEMENT

By and between:
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The Tirex Corporation                                    Michael D.A. Ash.
3828 St-Patrick                                          310 montee Sabourin
Montreal                           and                   St-Bruno
Quebec, Canada                                           Quebec, Canada
H4E 1A4                                                  J3V 4P6
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(the "Corporation")                                      (the "Executive")


         * Unless context necessarily implies otherwise, all references herein to the Corporation shall be to The Tirex Corporation, The Tirex Corporation Canada Inc., Tirex Canada R&D Inc. and all other corporations, partnership, or other entities, now or in the future controlled by, under common control with, or in control of, The Tirex Corporation, jointly and severally.

Whereas the Executive has been employed by the Corporation since January 11, 1999 both as a direct employee and from September 24, 1999 to December 31, 2000 under a consulting agreement, and has since February 11, 1999 occupied the position of Secretary-Treasurer and Chief Financial Officer of the Corporation, and

Whereas, the Corporation desires to employ the Executive as Secretary-Treasurer and Chief Financial Officer to serve in such position and the Executive is willing to accept such employment with the Corporation on the following terms and conditions.

Now therefore, it is agreed:

1    Preamble

         The preamble shall form an integral part hereof.

2    Definitions

         For the purposes of this Agreement, the following terms shall have the following meanings:

         2.1. Change in Control shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d) (3) of the Securities Exchange Act of 1934 ("Exchange Act") have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "continuing Directors", as that term is defined in Paragraph 2.3, approves the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's Board of Directors are not "Continuing Directors".

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                                       2

         2.2. Constructive Termination shall mean termination by the Corporation of the Executive's employment by reason of material breach of this Agreement by the Corporation, such "Constructive Termination" to be effective upon thirty (30) days written notice thereof from the Executive to the Corporation.

         2.3. Continuing Directors shall mean, as of any date of determination, any member of the Board of Directors of the Corporation who (i) was a member of that Board of Directors on January 1st, 2000, (ii) has been a member of that Board of Directors for the two (2) years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.

         2.4.     Effective Date shall mean January 1, 2001.

         2.5. Termination For Cause shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of the Executive's wilful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation or by reason of the Executive's wilful material breach of this Agreement which has resulted in material injury to the Corporation. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "wilful" or "deliberate" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (in written notice to the Executive setting forth the reasons for the Corporation's intention to terminate for Cause, (ii) an opportunity on not less than twenty (20) days written notice from the Corporation to the Executive for the Executive, together with his counsel, to be heard before the full Board of Directors of the Corporation, and (iii) delivery to the Executive of a Notice of Termination as defined in Paragraph 7.9 hereof from the Board of Directors finding that, following such hearing before the Board, in the good faith opinion of such Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

         2.6. Termination for "Good Reason" shall mean termination by the Executive of the Executive's employment by the Corporation because of: (i) a "Change in Control", as defined in Paragraph
                  2.1 above, (ii) a failure by the Corporation to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such non-compliance has been given by the Executive to the Company, (iii) the determination by the Executive that because of changes in the composition or policies of the Board of Directors of the Corporation, or of other events or occurrences of material effect, that the Executive can no longer properly and effectively discharge his responsibilities as Chief Executive Officer of the Corporation after giving the Corporation not less than thirty (30) days prior written notice of the effective date of such termination, or (iv) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 7.9 hereof (and for purposes of this Agreement no such purported termination shall be effective).

         2.7. Termination Other Than For Cause shall mean termination by the Corporation of the Executive's employment by the Corporation (other than in a Termination for Cause) and shall include "Constructive Termination", as that term is defined in Paragraph 2.1.

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                                       3

         2.8. Termination Upon a Change in Control shall mean a termination by the Corporation of the Executive's employment with the Corporation within 120 days following a Change in Control, as that term is defined in Paragraph 2.1.

         2.9. Voluntary Termination shall mean termination by the Executive of the Executive's employment by the Corporation other than
                  (i) Constructive Termination, (ii) Termination upon a Change in Control, (iii) Termination for Good Reason, and (iv) termination by reason of the Executive's death or disability as described in Paragraphs 7.4 and 7.5.

3    Employment

         3.1 During the term of this Agreement, the Executive agrees to be employed by the Corporation and to serve as its Secretary-Treasurer and Chief Financial Officer and the Corporation agrees to employ and retain the Executive in such capacity.

4    Extent of Services

         4.1 With the exception of reasonable periods of time to permit the Executive to manage his own consulting practice, operating under the names Ashbyrne Investments Inc., Ashbyrne Consultants Inc. and Cove Investmetns Ltd., of which Tirex is aware and consents to, the Executive shall devote most of his working time, attention and energies to the performance of his duties and shall not be engaged in any other business activity other than as noted above, whether or not pursued for gain, without the consent of the Company. The Executive shall at all times faithfully and to the best of his ability perform his duties under this Agreement. The duties shall be rendered at either the office of Ashbyrne Investments Inc. or at the Corporation's office in Montreal, Quebec, or at such other place or places and at such times as the needs of the Corporation may from time-to-time dictate.

5    Term

         5.1 The term of this Agreement shall be deemed to have begun on the Effective Date, and shall continue for the three (3) year period which commenced on the Effective Date and shall end on December 31, 2003. The Agreement shall thereafter be extended for additional periods of one (1) year unless one party notifies the other of its intention not to extend the Agreement, at least four (4) months before the end of the initial term or of any subsequent extension term.

         5.2 The parties mutually agree that each party to this Agreement shall have the right to review this Agreement annually and, subject to Articles 7.3, 7.8 and 8.1 following, to propose modifications thereto.

6    Salary, Benefits and Bonus Compensation

         6.1 Base Salary. As payment for the services to be rendered by the Executive as provided in Sections 3 and 4, the Corporation agrees to pay to the Executive a Base Salary for the twelve
                  (12) calendar months beginning the Effective Date at the rate of one hundred thousand US dollars (US$100,000) per annum payable in twelve (12) equal monthly instalments of $8,333.33, subject to annual review and increase, as the Board of Directors shall determine. Should the time spent on Tirex business drop below 75% of a standard forty-hour week, the parties agree to renegotiate the terms of this Agreement.

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                                       4

         6.2 Bonuses. The Executive shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors based upon its evaluation of the Executive's performance during such year. All such bonuses shall be reviewed annually by the Compensation Committee, if any shall be in existence. Such bonuses shall be paid either in cash or by fully paid up shares of the Corporation.

         6.3 Additional Benefits. During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

                  6.3.1   Executive Benefits.
                          The Executive shall be eligible to participate in such of the Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers, including, without limitation, the Corporation's Stock Option Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planing, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Corporation, the Executive's employment with will be deemed to have commenced on the Effective Date.

                  6.3.2   Stock Option
                          At the beginning of each year of this Agreement, the Executive shall be granted a two-year option to purchase up to 1,000,000 common shares of the Company. During the first year, the option price will be equal to the lesser of twenty cents (20(cent)) per share or 50% of the closing bid price of the day preceding the date the option was exercised. For the second and third years of this Agreement, the options granted to the Executive will be exercisable at a price equal to the lesser of forty cents (40(cent)) per share or 50% of the closing bid price of the day preceding the date the option was exercised for the options applicable to calendar 2002, and at a price equal to the lesser of fifty cents (50(cent)) per share or 50% of the closing bid price of the day preceding the date the option was exercised for the options applicable to calendar 2003. The Executive shall be entitled to exercise the option on a "cashless" basis, under which the actual number of shares to be issued shall be closing bid price of the day preceding the date the option was exercised minus the exercise price multiplied by the number of options exercised.

                  6.3.3    Vacation.
                           The Executive shall be entitled to reasonable vacation time for each year during the term of this Agreement and any extensions thereof.

                  6.3.4    Automobile.
                           The Executive shall be compensated for the use of his automobile at the rate of 0.50 per kilometre which rate shall be increased, at the end of each year, with the increase in the cost of living index (general - all products and services - Montreal region).

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                                       5

         6.4      Reimbursement for Expenses.
                  During the term of this Agreement, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement.

7        Termination

         7.1      Termination For Cause.
                  Termination For Cause may be effected by the Corporation in accordance with the procedures set forth in Paragraph 2.5 at any time during the term of this Agreement and shall be effected by written notification to the Executive in accordance with Paragraph 7.9 below. Upon the effectiveness of a Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind.

         7.2      Termination Other Than For Cause.
                  Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive of such termination. Upon the effectiveness of any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under the Corporations' stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation as provided in Paragraph 8.1.

         7.3      Termination For Good Reason.
                  Notwithstanding anything else in this Agreement, the Executive may effect a Termination for Good Reason at any time upon giving written notice to the Corporation of such termination in accordance with the provisions of Paragraph 7.9 hereof. Upon the effectiveness of any Termination for Good Reason, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation as provided in Paragraph 8.1.

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                                       6

         7.4      Termination by Reason of Disability.
                  If, during the term of this Agreement, the Executive fails to perform his duties under this Agreement on account of illness of physical or mental incapacity, and such illness or incapacity continues for a period of more than twelve (12) consecutive months, the Corporation shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Executive shall not be paid any other compensation or reimbursement of any kind.

         7.5      Death.
                  In the event of the Executive's death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind.

         7.6      Voluntary Termination.
                  In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

         7.7      Termination Upon a Change in Control.
                  In the event of a Termination Upon the effectiveness of a Change in Control, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of any awards granted to the Executive under the Corporation's Stock Option Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination and all severance compensation as provided in Paragraph 8.1.

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                                       7

         7.8      Constructive Termination.
                  The Executive may give notice to the Corporation that the Corporation has effected a Constructive Termination of the Executive's employment by reason of the Corporation's material breach of this Agreement, by written notification to the Corporation in accordance with Paragraph 7.9 below. Upon the effectiveness of any Constructive Termination, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of any awards granted to the Executive under the Corporation's Stock Option Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Paragraph 8.1.

         7.9      Notice of Termination.
                  The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty
                  (30) days written notice to the Executive of such termination. The Executive may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty
                  (30) days written notice to the Corporation of such termination.

8        Severance Compensation

         8.1 Severance Compensation in the Event of: Termination Other Than for Cause Pursuant to Paragraph 7.2; Termination for Good Reason Pursuant to Paragraph 7.3; Termination Upon a Change in Control Pursuant to Paragraph 7.7; or a Constructive Termination Pursuant to Paragraph 7.8.
                  In the event the Executive's employment is terminated by a Termination Other Than for Cause pursuant to Paragraph 7.2, by a Termination for Good Reason pursuant to Paragraph 7.3, by a Termination upon a Change in Control pursuant to Paragraph 7.7, or by a Constructive Termination pursuant to Paragraph 7.8, the Executive shall be paid as severance compensation twice the amount of his yearly Base Salary at the rate payable at the time of such termination. In addition to the above Severance Compensation, the Executive shall be entitled to an additional amount equivalent to four (4) months of his Base Salary at the rate payable at the time of such termination, for each year of service to the Corporation, as Executive from and after February 11th, 1999 (in the event that the termination occurs before January 1st of any given year, the additional Severance Compensation of four (4) months per year shall be prorated for the number of months elapsed. The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Option Plan or any other employee or to the extent provided in the stock - executive compensation plans then in effect, stock option or other affiliated agreement, if any, entered into at the time of grant or award. The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement; provided, however, that the benefits under any such plans of in which the Executive is a participant, including any such perquisites, shall cease upon re-employment by a new employer. By way of additional severance compensation, the Corporation shall issue to the Executive within five (5) business days of the date of termination, a number of shares of the common stock of the Corporation equal
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                                       8

                  to the number of shares of such common stock, if any, which the Executive shall have forfeited under the terms of the Stock Restriction Agreement, attached as Exhibit "A" hereto, which stock shall be fully registered under a Form S-8 registration statement, if available to the Corporation, or if such Form shall not be available to the Corporation, the Corporation shall immediately take steps to register such shares with the Securities and Exchange Commission on such Form of registration statement as shall then be available to the Corporation, including without limitation Form S-1.

         8.2      No Severance Compensation Upon Other Termination.
                  In the event of Termination For Cause pursuant to Paragraph 7.1, or termination by reason of the Executive's Disability or Death pursuant to Paragraphs 7.4 or 7.5, or Voluntary Termination pursuant to Paragraph 7.6 hereof, neither the Executive nor his estate shall be paid any severance compensation.

9        Confidentiality

         9.1 The Executive agrees that all confidential and proprietary information relating to the business of the Corporation shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

         9.2 The Executive acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Corporation. The information includes customer lists, technology designs, plans and information, marketing plans, pricing data, product plans, software, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Executive agrees to make use of such information only in the performance of his duties under this Agreement to maintain such information in confidence and to disclose the information only to persons with a need to know.

10       Withholdings

         All compensation and benefits to the Executive hereunder shall be reduced by all federal, provincial, state, local and other withholdings and similar taxes and payments required by applicable law.

11       Indemnification

         In addition to any rights to indemnification to which the Executive is entitled to under the Corporation's Articles of Incorporation and Bylaws, the Corporation shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under all laws applicable for any act or omission of the Executive, either in his capacity of employee or of Officer, and shall pay the Executive's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable laws. Such indemnification shall apply for whatever cause of action, instituted by any person whatsoever.

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                                       9

12       Notices

         Any notices permitted or required under this Agreement shall be delivered by hand, certified mail, or recognised overnight courier, in all cases with written proof or receipt required, addressed to the parties as set forth below and shall be deemed given upon receipt to the Corporation at:

                                        The Tirex Corporation
                                        3828 St-Patrick
                                        Montreal
                                        Quebec, Canada H4E 1A4

         to the Executive at:

                                        Michael Ash
                                        310 montee Sabourin
                                        St-Bruno
                                        Quebec, Canada   J3V 4P6

         or at any other address as any party may, from time to time, designate by notice given in compliance with this Paragraph.

13       Law Governing

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.

14       General

         15.1     Titles and Captions.
                  All sections, titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

         15.2     Entire Agreement.
                  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

         15.3     Agreement Binding.
                  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         15.4     Computation of Time.
                  In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

         15.5     Pronouns and Plurals.
                  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
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                                       10

         15.6     Presumption.
                  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

         15.7     Further Action.
                  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

         15.8     Parties in Interest.
                  Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

         15.9     Savings Clause.
                  If any provision of this Agreement or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.


Signed this 26th          day of   May     , 2001, in Montreal, Quebec, Canada
           ---------------        ---------

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For and on behalf of                              For and on behalf of
The Tirex Corporation                             The Executive
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/s/ JOHN L. THRESHIE, JR.                         /s/ MICHAEL D.A. ASH

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John L Threshie, jr                               Michael D.A. Ash
President & CEO
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